EXHIBIT 10.7

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 27th day of April, 2000, by and among SNB BANCSHARES, INC. and SECURITY BANK OF BIBB COUNTY, a bank organized under the laws of the State of Georgia (hereinafter referred to as “Buyer”); GROUP FINANCIAL SOUTHEAST, a general partnership, d/b/a FAIRFIELD FINANCIAL (the “Company”); and JOHN W. RAMSEY, RAMS HEAD I, LLC and RAMS HEAD, LTD. (the “Principals”).

WITNESSETH:

WHEREAS, the Company is currently engaged in the lending business of originating and making mortgage loans secured by residential real property, acquisition and development and construction loans and other loans and services relating primarily to real estate lending (the “Business”); and

WHEREAS, the Company and Principals entered into a non-binding Letter of Intent on March 30, 2000, pursuant to which the Company agreed to sell to Buyer and Buyer agreed to purchase from the Company substantially all of the assets owned, held or used in connection with the Business, other than certain Excluded Assets; and

WHEREAS, this Agreement is entered into by and among the parties to reduce the agreement in principal to a binding definitive agreement between the parties.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Buyer, the Company and the Principals hereby agree as follows:

1. ACQUISITION OF THE COMPANY BY THE PRINCIPALS. On the date of execution of this Agreement, the Company is owned 50.1% by Shelter Mortgage Corporation, a subsidiary of Guaranty Bank, and 49.9% by Rams Head, Ltd. Rams Head, Ltd. is owned 100% by John W. Ramsey and his descendants. Rams Head, Ltd. has the right to purchase the interest of Shelter Mortgage Corporation (“Shelter”) in the Company pursuant to a 60-day notice requirement. Principals agree immediately after execution of this Agreement to give the required notice and to acquire from Shelter its entire interest in the Company so that thereafter the Principals will own 100% of the Company. The Principals and the Buyer recognize that the Principals do not own controlling interest in the Company at the time of execution of this Agreement by the Principals and this Agreement is not a binding obligation of the Company until such time as the Principals acquire 100% ownership of the Company at which time the Principals agree this Agreement shall be a binding obligation of the Company. Principals will acquire Shelter’s interest in the Company in such a manner to preserve the status of the Company as a partnership.

2. PURCHASE AND SALE.

(A) Assets.

(i) Acquired Assets. On the terms and subject to the conditions of this Agreement, the Company and the Principals shall, at the Closing (as hereinafter defined), sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Company and the Principals, substantially all assets, rights, properties and interests owned, held or used by the Company and the Principals now owned or hereafter acquired in connection with the Business (the “Acquired Assets”) free and clear of all liabilities, liens and encumbrances except for the Assumed Liabilities, including the following as described below:

(a) Real Property. The real property owned or leased by the Company listed or described on Schedule A to this Agreement with copies of all leases attached, together with (i) all buildings, structures, improvements, fixtures, facilities and construction in progress located on such real property, including all heating, ventilation, electrical, plumbing and other mechanical or operational systems, (ii) all rights, benefits, privileges, easements, rights-of-way, air rights, use rights, rights to adjacent streets or alleys, riparian rights, water rights, development rights, surface rights, subsurface rights, access rights, reversionary rights and rights under any covenants, conditions or restrictions, benefiting, belonging or pertaining to any part of such real property, (iii) all right, title and interest of the Company or the Principals in, to or under all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining any of such real property, and (iv) all other property around, adjoining or contiguous to any part of such real property owned, claimed or used by the Company in connection with the Business (collectively, the “Real Property”).

(b) Cash. All cash, bank accounts, or other accounts that represent monies owed to the Company at Closing.

(c) Personal Property. All motor vehicles, furniture, fixtures, computers, printers, software, files, books, records, tools, supplies, equipment, furnishings and all other tangible personal property owned by the Company as of the date hereof or acquired by the Company between the date hereof and the Closing or used by the Company or the Principals in connection with the Business, including, without limitation, the items described in Schedule B to this Agreement (the “Personal Property”).

(d) Inventory. All inventory of the Company including but not limited to office supplies, sales materials, forms, promotional materials and other items purchased by the Company for use in its operations.

(e) Contract Rights. The benefit of all contracts, insurance policies, tenancies, engagements and commitments, written or oral, expressed or implied, relating to the Businesses including contracts with investors, employees, vendor suppliers and all other parties. The Company agrees that any contracts which require the consent of the other party for a transfer will be obtained.

(f) Accounts Receivable. All accounts receivable of the Company including trade receivables, receivables for insurance premiums, receivables for origination fees, commissions, any other income and other monies owed to the Company by any person, except the account designated as “Acts Rec.-Const. Reserve” which represents the reserve posted by the Company as security for its loans with Guaranty Bank will not be part of the assets purchased but will be an Excluded Asset.

(g) Permits. All existing licenses, permits, franchises, mortgage resale agreements, and other authorizations to engage in the business of the Company, whether issued by a governmental agency or a private source.

(h) Records. All documents, records, files and reports, whether written, printed or electronically stored, relating to the Business or the Acquired Assets.

(i) Certain Claims. All of the Company’s or the Principals’ rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of the Acquired Assets or the Business, including, without limitation, all interests in and rights to claims under insurance policies and insurance contracts and claims thereunder.

(j) Intangible Assets. All goodwill associated with the Company and the Business, all intellectual property rights (including, without limitation, all patents, copyrights, trademarks, trade names, service marks, logos, slogans, promotions, literary property, trade secrets, know-how and other proprietary rights, whether registered or unregistered) and applications therefor owned or used by the Company, including, without limitation, all rights the Company or the Principals have in a portion of the State of Georgia to use the trade names “Fairfield Financial, “Group Financial Southeast,” “Griffin Financial Services,” or any variations of such names; all telephone listings, telephone numbers and telephone advertising contracts, all lists of customers and prospective customers, files, books and records and other information relating to the day to day carrying on of the Business; and all other rights used in connection with the Business (collectively, the “Goodwill”).

(k) Mortgages Held for Sale. All permanent real estate mortgages in process but not closed by the Company prior to Closing. Construction and Acquisition and Development Loans closed will not be purchased and a mechanism will be calculated for Buyer to have Buyer preapprove Construction and Acquisition and Development Loans in process before closing and all such preapproved loans shall be acquired, assumed and closed by Buyer.

(l) All other tangible and intangible assets of the Business owned by the Company or the Principals on the date of execution of this Agreement and on the Closing Date except the Excluded Assets and assets consumed in the ordinary course of operation of the Business prior to Closing.

(ii) Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets, rights, properties and interests (collectively, the “Excluded Assets”) will not be included in the Acquired Assets at the Closing:

(a) The construction reserve account held by Shelter Mortgage Corporation and/or Guaranty Bank as a reserve against losses on loans originated by Company.

(b) Any mortgage loans closed, funded by Closing and held for sale.

(c) Other Specified Assets. Any asset, right, property or interest that is listed or described on Schedule C to this Agreement.

(B) Liabilities.

(i) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Buyer will, at the Closing, assume and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of the Company (the “Assumed Liabilities”):

(a) Advances to the Company to fund the closing of mortgages in progress to be held for sale; provided the amount assumed does not exceed the expected proceeds from sale of the loan and the Company has a binding commitment from an investor to purchase the mortgage to be held for sale.

(b) All liabilities and obligations of the Company arising under the terms of the Mortgages in progress and to be held for sale (“Mortgages”), provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations which arise from any breach or default by the Company or the Principals under any Mortgages, all of which liabilities and obligations will constitute Retained Liabilities (as hereinafter defined). Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Buyer’s obligations in respect of the Mortgages will not extend beyond the extent to which the Company or the Principals agree to become obligated in respect thereof and will be subject to Buyer’s right to contest in good faith the nature and extent of any liability or obligation not specifically assumed.

(c) All liabilities for accrued vacation for employees of the Company who are offered and accept employment by Buyer.

(d) All liabilities for unpaid personal and real property taxes payable on or with respect to the Acquired Assets, but only to the extent Buyer receives credit against the Purchase Price pursuant to Section 1(C)(i) hereof.

(e) The liabilities and contractual obligations to be assumed that are listed on Schedule D attached hereto.

(ii) Retained Liabilities. Except as provided in Section 1(B)(i) hereof, the Company or the Principals will retain, and Buyer will not assume or be responsible or liable with respect to, any liabilities or obligations of the Company or the Principals, whether or not arising out of or relating to the conduct of the Business or associated with or arising from any of the Acquired Assets and whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(a) liabilities and obligations of the Company or the Principals that constitute trade payables;

(b) liabilities and obligations of the Company or the Principals arising under or relating to any contract or agreement other than post-closing liabilities under an Assumed Contract;

(c) liabilities and obligations with respect to the Employee Plans and the amendment to or termination of the Employee Plans or to any persons at any time employed by the Company or to any such persons’ spouses, children, other dependents or beneficiaries, with respect to any such persons’ employment or termination of employment by the Company;

(d) liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending on the date hereof, or instituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Company, the Principals, the conduct of the Business at or prior to the Closing or the ownership, possession, use, operation, sale or other disposition at or prior to the Closing of any of the Acquired Assets (or any other rights, properties or assets owned or used by or associated with the Company or the Principals at any time at or prior to the Closing);

(e) liabilities and obligations of the Company or the Principals, based in whole or in part on events or conditions occurring or existing at or prior to the Closing and arising out of or relating to (i) Hazardous Materials, Environmental Requirements or Environmental Damages, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death, or (iii) compliance or noncompliance with any Laws relating to any of the foregoing; and

(f) subject to Section 2(B)(d) hereof relating to personal and real property taxes payable on or with respect to the Acquired Assets, liabilities or obligations of the Company or the Principals for any Tax.

(C) Purchase Price. The Purchase Price which Buyer agrees to pay and Company agrees to accept for the Acquired Assets and the Noncompetition Agreement (as defined herein), shall be payable in the two following parts:

(i) Initial Payment. In addition to assuming the Assumed Liabilities, Buyer will pay at Closing an initial portion of the purchase price of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), payable Two Million and No/100 Dollars ($2,000,000.00) in cash and Five Hundred Thousand and No/100 Dollars ($500,000.00) payable in the common stock of SNB Bancshares, Inc. (the “Initial Purchase Price”). The parties have determined that based on the average price at which the stock of SNB Bancshares, Inc. (“SNB”) traded during the month of December 1999, the Company is entitled to Thirty Two Thousand Three Hundred Forty Five (32,345) shares of the common stock of SNB at closing subject to the Company’s compliance with Georgia and Federal securities laws and appropriate legends applied to the share certificate subject to adjustment as provided herein, to be paid as follows:

(a) Two Million and No/100 Dollars ($2,000,000.00), which is, subject to adjustment as provided in this Agreement, payable at the Closing by certified or bank cashier’s check or wire transfer in immediately available funds (the “Cash Payment”); and

(b) A Certificate for Thirty Two Thousand Three Hundred Forty Five (32,345) shares of common stock of SNB Bancshares, Inc. delivered to the Company at closing.

(ii) Additional Contingent Payments of Purchase Price. In addition to the Initial Purchase Price in Section 2(C)(i) the Company shall be entitled to receive additional Purchase Price for the Acquired Assets calculated under the formulas contained in this Section (C)(ii).

(a) After the Closing, Buyer will place all of the Acquired Assets in a wholly-owned subsidiary of Security Bank of Bibb County to be named and operated as Fairfield Financial, Inc. (“Fairfield Financial”). Initially Fairfield Financial shall contain only the assets acquired from the Company; however, Buyer may add to Fairfield Financial at a later time part or all of its existing mortgage origination business. John W. Ramsey shall manage Fairfield Financial for the Buyer under the terms of this Agreement and the Non-Competition Agreement.

(b) Fairfield Financial shall use a fiscal year ending December 31. The fiscal year ending December 31, 2000 will be treated by the parties as a transitional year and no Additional Contingent Payments of Purchase Price will be paid to the Company as a result of operations of Fairfield Financial during 2000, other than the Initial Payment referred to in Section 2(C)(i) above. All costs related to the Purchase incurred by the Buyer in connection with the acquisition of the Acquired Assets will be properly accounted for during the Fiscal Year ending December 31, 2000 and will not be a charge to the Net Profits of the operating subsidiary of the Bank known as Fairfield Financial in subsequent Fiscal Years.

(c) For the five fiscal years beginning January 1, 2001 and ending December 31, 2005, the parties shall compute the after-tax profits of Fairfield Financial according to generally accepted accounting principles as consistently applied prior to Closing by Group Financial Southeast with the following exceptions: (I) Fairfield Financial shall establish a loan loss reserve of one percent (1%) of all acquisition and development and construction loans made by Fairfield Financial and one percent (1%) of twenty percent (20%) of all mortgage loans held for sale on the books of Fairfield Financial and (II) any amortization, goodwill or other intangible assets created by the books of SNB or any of its subsidiaries as a result of the purchase shall not be taken into account for the purpose of calculating the Net Profits of Fairfield Financial. Profits in any fiscal year calculated using the method set out in this paragraph shall be hereafter referred to as “Net Profits.” Fairfield Financial will obtain a key man life insurance policy on John W. Ramsey with Security Bank of Bibb County as the beneficiary of said policy. The insurance expense for the key man policy shall be charged to the operating statement of Fairfield Financial. All acquisition and development loans, construction loans and mortgage loans made without a binding commitment from an investor to purchase the loan when closed shall be closed pursuant to the same underwriting standards as would be required if the loan was made by the Bank. All loans made by Fairfield Financial will be funded by the Bank at an interest rate agreed to between the Bank and the Principals prior to Closing. The interest rate charged by Bank to Fairfield for actual advances of money shall be the Bank’s average cost for Federal Home Loan Bank (“FHLB”) borrowing in the previous month. The interest rate on the warehouse line of credit to fund closing of loans by Bank to Fairfield shall be at the FHLB daily rate plus 25 basis points. The interest rate for advances to fund Construction and Acquisition and Development loans made by Fairfield Financial shall be the best available rate for the preceding month. Provided however, the interest rate for all loans from the Bank to Fairfield Financial for the first month of operation shall be the FHLB Daily Rate Credit ($1M to < $5M) plus 25 basis points.

(d) The Company shall be entitled to receive as Additional Contingent Payment of Purchase Price an amount of cash that is a percentage of the Net Profits of Fairfield Financial set out on the following schedule:

Fiscal Year 2001 -	60%
Fiscal Year 2002 -	50%
Fiscal Year 2003 -	40%
Fiscal Year 2004 -	30%
Fiscal Year 2005 -	20%

(e) The cash payment for the additional Purchase Price shall be paid to the Company by check within thirty (30) days of the receipt by Buyer of the audited statements for Fairfield Financial for the Fiscal Year. At the time the cash that is an Additional Contingent Payment of Purchase Price is paid to the Company, Buyer shall calculate the amount of such additional cash payment that was earned each calendar quarter of the previous Fiscal Year and Buyer shall pay to the Company interest on such amount at the applicable federal rate as published by the Internal Revenue Service for obligations maturing in one year computed beginning thirty (30) days after the end of each calendar quarter during which each quarterly portion of the additional cash Purchase Price was earned. The interest payment shall be included in the cash payment for additional Purchase Price when paid. The parties agree that they may engage McNair, McLemore & Middlebrooks to prepare the audit notwithstanding the fact that such accounting firm renders accounting services for both the Buyer, the Company and the Principals or Buyer may select such other Certified Public Accountants as it employs to prepare the SNB Consolidated Audit.

(f) The Company shall also be entitled to shares of common stock of SNB as Additional Contingent Payments of Purchase Price based on the amount determined by the following percentages of Net Profits of Fairfield Financial:

Fiscal Year 2001 -	40%
Fiscal Year 2002 -	50%
Fiscal Year 2003 -	60%
Fiscal Year 2004 -	70%
Fiscal Year 2005 -	80%

The dollar amount determined by the foregoing percentage of Net Profits for each separate Fiscal Year of Fairfield Financial during Fiscal Years 2001 through 2005 shall be divided by 35 and the quotient shall be the number of SNB shares to be distributed to the Company as additional Purchase Price subject to the following limitation:

(I) The maximum number of SNB shares the Company may receive as a result of the applicable percentage of Net Profits of Fairfield Financial in any Fiscal Year shall be 75,000 shares of SNB, and

(II) The maximum number of shares that the Company may receive for the Purchase Price shall be the shares received as part of the Initial Purchase Price under Section 2(C)(i) and 300,000 shares earned under this paragraph. The number of shares provided in this Agreement shall be adjusted by any stock splits or other corporate restructuring which adjusts the number of the shares that the SNB shares to be issued under this Agreement represent.

(III) In the event Fairfield Financial sustains a loss instead of a Net Profit in 2001-2005 Fiscal Years, no shares or cash for additional Purchase Price will be distributable in that Fiscal Year to the Company under this Section 2(c)(ii). All losses sustained by Fairfield Financial will be carried over to subsequent Fiscal Years and will reduce the Net Profits in the next or additional Fiscal Years until all losses are recovered in determining subsequent Net Profits for distributing additional cash and shares.

(IV) For example (A) if in Fiscal Year 2001 the Net Profits of Fairfield Financial are $1,000,000.00, 40% will be $400,000.00 divided by 35 which will equal 11,428 shares to be distributed to the Company, (B) if in Fiscal Year 2002 the Net Profit is a loss of $300,000.00, no shares will be issued, and (C) if in

Fiscal Year 2003 the Net Profit is $900,000.00 such Net Profit will be reduced by the $300,000.00 loss from Fiscal Year 2002 to $600,000.00, 60% will be $360,000.00 divided by 35 which will equal 10,286 shares of SNB to be distributed as additional Purchase Price to the Company.

(V) The tax rate to be used in determining Net Profit shall be the average tax rate applied in the Fiscal Year to the Consolidated Taxable Income for SNB. Payments of additional contingent Purchase Price shall not be considered as an expense for future calculations of Net Profits. Additional contingent payment of SNB shares shall be delivered at the same time as a cash payment would be due.

(iii) Prorations and Adjustments. All personal and real property taxes payable on or with respect to the Acquired Assets shall be prorated as of the Closing Date, based on the most current available tax rates and assessed values. All such taxes attributable to the period that ends on the Closing Date that remain unpaid as of the Closing Date shall be deducted from the Purchase Price and shall be paid by Buyer on the Company’s behalf to the applicable taxing authorities. All such taxes attributable to the period that begins on the day after the Closing Date that have been paid by the Company prior to the Closing Date shall be added to the Purchase Price.

All adjustments to the Purchase Price will be allocated to the Closing Payment and will be calculated as of 12:01 a.m. on the Closing Date. Any fees for loans closed prior to the Closing shall belong to the Company and any fees for loans closed on or after the Closing Date shall belong to Buyer.

(iv) Allocation. The Purchase Price will be allocated among the Acquired Assets and the Noncompetition Agreements in the manner set forth in Schedule E to this Agreement. Buyer, the Company and the Principals agree to report the transactions contemplated by this Agreement for all Tax purposes in accordance with such allocation.

(v) Change In Control. In the event of a Change In Control of SNB or Security Bank of Bibb County, the Company shall be entitled to retain the initial shares of stock issued as Initial Purchase Price and any shares earned under the formula in Section 2(C)(ii) above for completed Fiscal Years. In addition the Company shall be entitled to receive for Fiscal Years not completed on the date of the Change In Control certificates for additional shares of SNB in the amount of the 300,000 maximum additional shares that the Company might have earned under the formula in Section (C)(ii) reduced by the sum of (1) all shares the Company is entitled to receive as a result of operations in any completed Fiscal Year of Fairfield Financial under Section (C)(ii) above and (2) 30,000 shares for each completed Fiscal Year in which the Company received no additional shares because of a loss sustained by Fairfield financial in such Fiscal Year.

A Change In Control shall mean the acquisition, directly or indirectly by any person or entity within any 12-month period of the securities of SNB Bancshares, Inc. or Security Bank of Bibb County which represent in the aggregate more than fifty percent (50%) of the combined voting power of SNB or Security Bank of Bibb County outstanding equity securities.

(vi) Management of Fairfield Financial. Subsequent to the Closing John W. Ramsey will be employed to manage Fairfield Financial for the Buyer pursuant to the terms of the Noncompete Agreement attached hereto as Schedule M. After the Closing Date the Initial Board of Directors of Fairfield Financial will be composed of eight persons. As long as John W. Ramsey is employed and in compliance with all the terms and conditions of his Agreements with Buyer, four of the directors will be selected by John W. Ramsey from the previous management team of Group Financial Southeast and four directors will be selected by Security Bank of Bibb County. The Board of Directors of Fairfield Financial will elect John W. Ramsey as Chairman and Chief Executive Officer of Fairfield Financial and John W. Ramsey in that capacity shall be responsible for the day to day operations of Fairfield Financial. All material decisions in the operation of Fairfield Financial shall be reviewed and approved by the Board of Directors of Fairfield Financial. The Board of Directors of Fairfield Financial will report to the Board of Directors of Security Bank of Bibb County and major decisions other than in the ordinary course of business must be first approved by the Board of Directors of Fairfield Financial and then submitted for approval by Security Bank of Bibb County. Such major decisions will include significant changes in the lines of business of Fairfield Financial, major expansions or reductions in the scope of the business of Fairfield Financial, borrowing money and pledging of assets, business combinations including sales of lines of businesses, purchasing lines of business and mergers or consolidation with other companies, and alteration of the business plan of Fairfield Financial that is materially different from the business plan of Group Financial Southeast. In the event of the death, total disability or the termination of employment of John W. Ramsey without Cause as defined in the Non-Compete Agreement with John W. Ramsey on Schedule N attached hereto, Buyer will continue to operate Fairfield Financial as a separate subsidiary and the additional purchase price to be paid pursuant to the formulas contained in Sections 2(C)(i) and 2(C)(ii) will be paid to the Company notwithstanding the death, total disability, or such termination of John W. Ramsey. In the event (a) the employment of John W. Ramsey is terminated for Cause as defined in the Non-Compete Agreement with John W. Ramsey on Schedule N attached hereto, or (b) the Company or any transferee of the Company votes the shares of SNB paid to the Company as part of the Purchase Price contrary to the written recommendations of the Board of Directors of SNB, the Company shall forfeit and not receive any Additional Contingent Payments of Purchase Price earned thereafter.

(vii) Joint and Several Obligations. The obligations of the Buyer herein shall be the joint and several obligations of SNB and the Bank.

3. NONASSIGNABLE INTERESTS AND RIGHTS

To the extent that any Assumed Contract or Existing Permit included in the Acquired Assets is not capable of being validly transferred to Buyer (“Nonassignable Assets”) without Consent or that any such transfer or attempted transfer without such Consent would constitute a breach thereof or a violation of any Laws, this Agreement shall not constitute a transfer thereof. From and after the date of this Agreement, the Company and the Principals will use their best efforts, and Buyer will cooperate with the Company and the Principals, to obtain all Consents that are necessary for the valid transfer to Buyer of all Nonassignable Assets. To the extent that such a Consent is not obtained by the Company and the Principals prior to the Closing Date, the Company and the Principals, from and after the Closing, shall use their best efforts at their cost and expense to (i) obtain such Consents, (ii) provide to Buyer the benefits of any Nonassignable Asset, (iii) cooperate in any reasonable and lawful arrangement designed by Buyer to provide such benefits to Buyer, and (iv) enforce, at the request of Buyer for the account of Buyer, any rights of the Company and the Principals under any such Nonassignable Asset (including the right to elect to renew, extend or terminate any of the foregoing in accordance with the terms thereof).

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPALS

The Company and the Principal hereby jointly and severally warrant and represent to Buyer as follows, and acknowledge and confirm that Buyer is relying upon such warranties and representations in connection with the purchase of the Acquired Assets:

(A) Organization, Power and Authority. The Company is a partnership duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own, operate and lease its properties and to carry on its Business as it is presently being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or location of its properties makes such qualification necessary.

(B) Validity of Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company and the Principals, except as limited herein, enforceable in accordance with its terms. The Company will have at Closing the power and authority to enter into this Agreement and to undertake and perform fully the transactions contemplated hereby. All necessary Company action will have been taken at Closing by and on behalf of the Company with respect to the authorization, execution, delivery and performance of this Agreement and the Company’s Noncompetition Agreement. The Principals have full capacity, authority and right to execute and deliver this Agreement and the Noncompetition Agreements. The Noncompetition Agreements constitute the legal, valid and binding obligations of the Company and the Principals, enforceable in accordance with their respective terms.

(C) No Breach. Neither the execution and delivery of this Agreement by the Company and the Principals or of the Noncompetition Agreements by the Company and the Principals nor the performance of their respective obligations hereunder or thereunder will (i) violate, conflict with or result in a breach of any Law or the organizational documents of the Company, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which the Company or the Principals is a party or is bound or by which any of the Acquired Assets is affected, or (iii) result in the creation or imposition of any Liens with respect to, or otherwise have an adverse effect upon, the Acquired Assets or the Business.

(D) Title and Condition of Acquired Assets. The Company has good and marketable title to all of the Acquired Assets, free and clear of all Liens, except for (i) Liens set forth in Schedule F to this Agreement and (ii) Liens for current Taxes, assessments or other governmental charges not yet due (the Liens described in clause (i) that are marked on Schedule F with an asterisk and the Liens described in clause (ii) being collectively referred to herein as “Permitted Liens”). The Acquired Assets are in good condition and repair (subject to normal wear and tear) and are sufficient to permit Buyer to conduct the Business as now conducted. At the Closing, Buyer will acquire good and marketable title to all of the Acquired Assets, in each case free and clear of any and all Liens except Permitted Liens.

(E) Real Property. Schedule A to this Agreement constitute a complete and correct list of all real properties, owned, leased or used by the Company in connection with the Business. The Company and the Principals have delivered or caused to be delivered true, complete and correct copies of all documents evidencing the ownership or lease of the Real Property. The Company or the Principals have good and marketable title to, or a valid and enforceable leasehold interest in, as the case may be, all of the Real Property, free and clear of all Liens except Permitted Liens. With respect to the Real Property:

(i) no portion of the Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Authority materially adverse to the Real Property and, to the best knowledge of the Company or the Principals, there is no threatened condemnation or proceeding with respect thereto;

(ii) the structures, improvements and fixtures at or upon the Real Property, including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been reasonably maintained and are in good operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business with respect to similar properties of like age and construction;

(iii) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as presently operated, and all of such services are adequate to conduct that portion of the Business as presently is conducted at each of such facilities;

(iv) none of the Real Property is located in either a special service district or an area for which federal flood risk insurance is necessary;

(v) to the best knowledge of the Company or the Principals, there is no water diffusion or other intrusion into any buildings, structures or other improvements included in the Real Property which would impair the value or use thereof in connection with the conduct of the Business;

(vi) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by the Company or the Principals and, to the best knowledge of the Company or the Principals, there is no threatened special assessment pertaining to any of the Real Property;

(vii) there are no contracts or agreements to which the Company or the Principals is a party or by which any of the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property;

(viii) there are no Persons (other than the Company or the Principals) in possession of the Real Property; and

(ix) All leases between the Company and John W. Ramsey are for a term of at least 36 months and the monthly rent does not exceed the fair market rental rate for the property.

(F) Zoning. The zoning of the Real Property permits the presently existing improvements and the continuation of the Business presently being conducted on the Real Property as a conforming use. The existing use of each tract of the Real Property is not dependent on the use or availability of any other tract and no restrictions exist on the right to remodel, rebuild or replace any improvements located on the Real Property, or to continue the operation of the Business. Neither the Company nor the Principals is aware of or has reasonable grounds to believe that there are any pending changes in Laws (including zoning) that will render any part of the Business as presently conducted illegal or uneconomical. Neither the Company nor the Principals is aware of or has reasonable grounds to believe that there is any plan, study or effort by any Governmental Authority or of any nongovernmental Person that in any way would materially and adversely affect all or any portion of the Acquired Assets.

(G) Environmental Issues.

(i) Except to the extent set forth in writing in the Phase I Report (as defined herein), neither the Company or the Principals nor, to the best knowledge of the Company or the Principals, any other Person has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Real Property, nor have any Hazardous Materials migrated from the Real Property to, upon, about or beneath other properties, nor has any Hazardous Materials migrated or threatened to migrate from other properties to, upon, about or beneath the Real Property.

(ii) Except to the extent set forth in writing in the Phase I Report, (A) there is not, nor has there been, constructed, placed, deposited, stored, disposed of or located on the Real Property any asbestos, ureaformaldehyde, lead or paint, (B) no underground improvements, including treatment or storage tanks, pumps, or water, gas or oil wells, are or have been located on the Real Property, (C) there are no polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCBs constructed, placed, deposited, stored, disposed of or located on the Real Property, (D) the Real Property and its existing uses and activities and, to the best knowledge of the Company or the Principals, its prior uses and activities, comply and have at all times complied in all material respects with all Environmental Requirements, and the Company has obtained all Permits necessary under applicable Environmental Requirements, and (E) neither the Company or the Principals nor, to the best knowledge of the Company or the Principals, any prior owner or occupant of the Real Property, has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or any notice or other communication concerning alleged liability for Environmental Damages in connection with the Real Property, and there exists no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending or, to the best knowledge of the Company or the Principals, threatened, relating to the ownership, use, maintenance or operation of the Real Property by any Person, or arising from the alleged violation of Environmental Requirements, or from the suspected presence of Hazardous Materials thereon or potential migration thereto, and there are no existing facts or conditions which could give rise to any such violation or liabilities.

(H) Contracts. Except for the Assumed Contracts, neither the Company nor the Principals is a party to or bound by any contract or agreement relating to the Acquired Assets or the Business. Except as disclosed on Schedules G, all of the Assumed Contracts are capable of assignment to Buyer without notice to or Consent of any other

Person and are in full force and effect, there exists no default or breach thereunder by any party thereto, and neither the Company nor the Principals has received any notice claiming that the Company or the Principals has committed any such default or breach or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate any Assumed Contract.

(I) Licenses and Permits. Schedule H to this Agreement sets forth a full and complete list of all Permits and contractual agreements required to permit the present operations, presently planned expansion of operations, and any past or ongoing alterations of the operations of the Business under any applicable Law. All the Permits and contracts necessary for the present operations or presently planned expansion of operations of the Business (the “Existing Permits”) (i) are, and as of the Closing will be, in full force and effect, (ii) are freely transferable to Buyer or are freely renewable in Buyer’s name without cost and (iii) as of the Closing will have been transferred to Buyer, or, if not so transferred to Buyer, the Company and the Principals will cause such transfer to occur promptly following the Closing. If any Existing Permits are not transferred to Buyer until after the Closing, such delay will have no adverse effect on Buyer, the Business, the Acquired Assets, or Buyer’s ability to use the Acquired Assets and to conduct the Business. There are no material restrictions on Buyer’s ability to renew any of the Existing Permits.

The consummation of the transactions contemplated by this Agreement will not conflict with the terms of, result in default under, or violate the terms of, any Existing Permit or result in the termination of, or, require Consent or other action pursuant to, any of the Existing Permits. The Company and the Principals are in full compliance with all Existing Permits.

(J) Consents. Except for those consents, approvals, authorizations or filings heretofore obtained, satisfied or made or those set forth on Schedule I to this Agreement (“Required Consents”), no Consent is required to be obtained, satisfied or made pursuant to any Laws, Permits, Assumed Contracts or other agreements by which the Company or the Principals, or any of their properties or assets, including, without limitation, the Acquired Assets, are bound in connection with (i) the execution and delivery of this Agreement by the Company and the Principals or (ii) the sale and transfer to Buyer of the Acquired Assets, including, without limitation, the Assumed Contracts and the Permits, or the consummation by the Company and the Principals of the other transactions contemplated by this Agreement.

(K) Compliance with Laws. The Business is and has been conducted in substantial compliance with all applicable Laws, and neither the Company nor the Principals has received any notice of any alleged noncompliance relating to the Company, the Principals, the Acquired Assets, which noncompliance has not been cured.

(L) OSHA, ADA and FTC. The Company is, except as set forth in Schedule J to this Agreement, in compliance with all requirements of the Occupational Safety and Health Act (“OSHA”) and the Americans with Disabilities Act (“ADA”) pertaining to the facilities and operations of the Company, and with all requirements of the Georgia Residential Mortgage Act (“GRMA”).

(M) Ordinary Course of Business. Since September 30, 1999, the Company and the Principals have operated and conducted the Business in the ordinary and usual course consistent with past practices. Since September 30, 1999, there has been no material adverse change in the financial condition, assets, liabilities, business or prospects of the Company or the Business.

(N) Political Contributions and Other Payments. Neither the Company or the Principals nor any other Person acting on their behalf has, during the past five years, (i) made any payment to any governmental official or other governmental employee or agent (domestic or foreign) to induce the recipient or the recipient’s employer to do business with, grant favorable treatment to or compromise or forego any claim against the Company or the Principals or (ii) made any significant payment or conferred any benefit which, under prevailing business practices, the Company or the Principals considers or reasonably should consider to be improper to promote or retain sales or to help, procure or maintain good relations with suppliers.

(O) Litigation. Except as disclosed in Schedule K attached to this Agreement, there is no litigation, action, suit, judgment, investigation, claim or proceeding pending, affecting or threatened against the Principals, the Company, or any of their properties or assets, including, without limitation, the Acquired Assets, either at law or in equity, before any Governmental Authority or any arbitration panel which, if adversely determined, would have an adverse effect on the value of the Acquired Assets to Buyer or on Buyer’s ability to conduct the Business. Neither the Company nor the Principals knows of any facts or circumstances or other events which have occurred or may reasonably be expected to occur that reasonably can be expected to give rise to any such litigation.

(P) Taxes. As of the Closing, the Company and the Principals will have filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns are or will be correct and complete in all material respects, and all amounts shown to be due on such Tax Returns, as well as all other amounts in respect of Taxes due or claimed to be due by any Governmental Authority or other taxing authority with respect of such Tax Returns, have been or will have been fully paid on or prior to the Closing. No claim has been made by any tax authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction, and the Company is not aware that any such assertion of non-compliance is threatened. No issue has been raised by any tax authority which reasonably can be expected to result in a deficiency for the Company for any taxable period, and the Company is not a party to, has not received notice of, and has no knowledge of, any pending or threatened administrative or judicial action or proceeding by any Governmental Authority for the assessment or collection of any Taxes. The Company has (i) withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable Laws from its employees and former employees for all periods which, as of the date of this Agreement, remain open under applicable Laws for assessment or collection, (ii) correctly and properly prepared and duly and timely filed all returns and reports relating to Taxes withheld from its employees and former employees and to its employer liability for employment Taxes under all applicable Laws and will prepare and file all final returns and W-2s after closing, and (iii) duly and timely paid and remitted to the appropriate taxing authorities all amounts withheld from its employees and former employees and any additional amounts that represent its employer liability for employment Taxes under applicable Law. No Liens for or relating to any Tax have been filed, either directly or indirectly, against the Business or the Acquired Assets. None of the Acquired Assets is property that is required to be treated as being owned by any other person pursuant to the safe-harbor lease provisions of former Section 168(f)(8) of the Code, and none of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(Q) Financial Statements. Attached as Schedule L are the audited financial statements of the Company for the years ended September 30, 1998 and September 30, 1999, and unaudited financial statements of the Company for the interim period ended March 31, 2000. The attached financial statements are true and correct in every material respect, have been prepared in accordance with generally accepted accounting principles consistently followed by the Company throughout the periods indicated, and present fairly the financial position, results of operations and cash flows of the Company as of the respective dates of the balance sheets included in the financial statements and the results of its operations for the respective periods indicated. All financial and other information provided by or on behalf of the Company and the Principals to Buyer and its representatives to date is true and correct in every material respect and no extraordinary events of any nature have in any way affected such information or the Company. There are no additional sets of books, duplicate sets, “second sets” or other documents or records of the Company kept by or for the Principals or the Company which purport to show the financial condition of the Company that have not been delivered to or inspected by Buyer. Since September 30, 1999, no change has occurred which materially and adversely affects the results of operations or prospects of the Business, nor have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing, in any such change. Since September 30, 1999, no change has occurred which materially and adversely affects the Acquired Assets or the liabilities or stockholders’ equity of the Company, nor have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing, in any such change.

(R) Labor Relations. The Company is not a party to any collective bargaining or union contract and neither the Company nor the Principals is aware of any current union organization effort with respect to its employees. During the most recent two-year period, neither the Company nor the Principals has received any notice of any unfair labor practice complaints. During the most recent two-year period, neither the Company nor the Principals has received any notice of, and there have not been, any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of their employees.

(S) Employees and Employee Plans. Schedule L to this Agreement lists all employees of the Company, their wages and remuneration of every kind, including current year vacation pay earned to date, and the date and amount of the latest wage increase for each such employee. Schedule M to this Agreement also lists all Employee Plans. Neither the Company nor the Principals has taken any action directly or indirectly to obligate the Company to adopt any additional Employee Plans. The Company and the Principals have furnished to Buyer true, correct and complete copies (or, if oral, written descriptions) of the Employee Plans, including any amendments thereto, together with true, correct and complete copies of any related trust agreements and other related documents. The Company has complied with all material terms and conditions of the Employee Plans. As of the Closing, all vested and nonvested benefits accrued under the Employee Plans shall be fully funded or provision made therefor. No legal action, suit, investigation, claim (other than claims for benefits submitted by participants or beneficiaries in the normal course) or proceeding is pending or threatened with respect to the Employee Plans. The Employee Plans have been maintained in full compliance with all applicable Laws, including without limitation, ERISA. There are no existing facts or conditions which could give rise to any successor liability on the part of Buyer or any of its Affiliates in connection with the Employee Plans or any amendment or termination thereof. None of the Acquired Assets is encumbered by any Lien arising out of or relating to the existence of any Employee Plan.

(T) Insurance. The Company maintains insurance in such amounts, and in respect of such risks, as are prudent for the business conducted by the Company.

(U) Brokers. Neither the Company nor the Principals, nor anyone acting on their behalf, has taken any action that would directly or indirectly obligate Buyer or any Affiliate of Buyer to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

(V) Full Disclosure. Neither the Company nor the Principals has withheld from Buyer any material facts relating to the assets, properties, liabilities, business, operations, financial condition, results of operations or prospects of the Company. None of the representations and warranties made by the Company or the Principals in this Agreement (including the Schedules hereto) or made in any certificate, memorandum or document furnished or to be furnished to the Buyer by the Principals or the Company or on the Principals’ or the Company’s behalf, contains or will contain any untrue statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.

(W) Accuracy of Representations and Warranties. Each of the representations and warranties of the Company and the Principals contained in this Section 3 will be true and correct at the Closing as if made anew at and as of such time.

(X) Bulk Sales. The Company has no inventory held for sale to customers and is exempt from the notice requirement of the Georgia Bulk Transfers Act.

(Y) Accuracy of Representations and Warranties. Each of the representations and warranties of the Company and Principals contained in this Section 4 shall be true and correct at Closing as if made anew at and as of such time.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby warrants and represents to the Company as follows:

(A) Organization, Power of Authority. Buyer represents SNB Bancshares, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and Security Bank of Bibb County is a state bank organized under the laws of the State of Georgia and both have the corporate power and authority to own, operate and lease their properties and to carry on their businesses as presently being conducted.

(B) Validity of Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the corporate power and authority to enter into this Agreement and to undertake and perform fully the transactions contemplated hereby.

(C) Brokers. Neither Buyer nor anyone acting on its behalf has taken any action that would directly or indirectly obligate the Company or the Principals to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

(D) Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in this Section 5 will be true and correct at the Closing as if made anew at and as of such time.

6. SECURITIES REGISTRATION

(A) Compliance with Securities Laws. The shares of stock of SNB issued to the Company as a portion of the purchase price will not be registered under the Securities Act of 1933 or under the Georgia Securities Act of 1973. The shares will be issued as a private placement under exemptions of said securities laws and a Regulation D filing will be made with the Securities and Exchange Commission and with the Georgia Securities Commissioner. The Company represents that it is an accredited investor as defined by Regulation D issued by the Securities and Exchange Commission and is a Georgia resident. The Company will execute such investment letter deemed necessary by counsel for the Buyer to evidence the Company’s status as an accredited investor.

(B) Resale. The Company understands that the Company may not transfer the shares unless such shares are registered under the Securities Act of 1933 and the securities laws of the State of Georgia (or the securities law of any other state if applicable) or unless, in the opinion of counsel of SNB, an exemption from such registration is available. The Company agrees that SNB has no obligation to register the securities either with the federal or state securities laws.

(C) Legend. The certificate for shares issued to the Company by SNB will bear the following legend:

“The securities represented by this Certificate have not been registered under the securities laws of the United States or the State of Georgia and may not be transferred unless (i) a registration statement under the Securities Act of 1933 and the securities laws of Georgia (or the securities laws of any other state, if applicable), as amended, is then in effect with respect to the securities represented hereby; or (ii) a written opinion from counsel for the issuer is obtained to the effect that no such registration is required; or (iii) a no-action letter or its equivalent with respect to such disposition has been issued by the staff of the Securities and Exchange Commission and any applicable state securities commission.”

7. COVENANTS OF THE COMPANY AND PRINCIPALS

(A) Procure Consents. The Company and the Principals will use their best efforts to obtain, prior to the Closing, all Required Consents.

(B) Licenses. Prior to the Closing, the Company and the Principals will use their best efforts to effect the transfer to Buyer of the Existing Permits. If such transfer does not occur until after the Closing, the Company and the Principals will fully cooperate with Buyer to expedite such transfer.

(C) Goodwill. The Company and the Principals will use their best efforts to protect the ongoing Goodwill of the Business both before and after the Closing Date and to ensure that key employees and key independent contractors continue their association with the Company through the Closing Date.

(D) Access to Information. The Company and the Principals will ensure that Buyer and its attorneys, accountants and other representatives have full access during regular business hours to the Acquired Assets and all properties, books, accounts, records, Contracts and documents of or relating to the Company, the Acquired Assets, and the Business. The Company and the Principals agree to furnish to Buyer and its representatives all data and information concerning the Acquired Assets, the Business and the Company that may be reasonably requested by any of them to conduct a complete and thorough due diligence review of the Business, the Acquired Assets, and the Company’s employees. Buyer will be able to prepare such extracts from or make copies of such data and information as Buyer may reasonably request.

(E) Insurance. The Company and the Principals will maintain in full force and effect through the Closing Date the existing policies of insurance covering the Acquired Assets. The Acquired Assets will remain at the risk of the Company to the Closing. In the event of loss, Buyer may have the proceeds of insurance and complete the purchase of the Acquired Assets, or may cancel this Agreement.

(F) Further Assurances. From and after the Closing, the Company and the Principals will execute all documents and do all such further deeds, acts, things and assurances that may be reasonably requested by Buyer for more perfectly and absolutely assigning, transferring, assuring to and vesting in Buyer title to the Acquired Assets, free and clear of all Liens and for carrying out the intention of or facilitating the performance of the terms of this Agreement.

(G) Conduct of Business Pending Closing. From the date hereof until the Closing, the Company and the Principals will:

(i) conduct the Business only in the ordinary course;

(ii) make no increase in the compensation payable or agreements with any employee or agent of the Company;

(iii) not transfer, license or otherwise dispose of or agree to transfer, license or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business;

(iv) not grant, create, or suffer a Lien (other than Permitted Liens) on any of the Acquired Assets;

(v) not enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation relating to or affecting the Business or the Acquired Assets;

(vi) not make any announcement or disclosure of the prospective purchase and sale contemplated by this Agreement.

(H) Employees. Buyer may, but shall not be obligated to, offer employment to any of the Company’s employees on such terms and conditions as Buyer may determine. All employees of Company retained by Buyer shall be covered by the same Employee Benefit Plans as employees of the Bank. Company Employees shall be entitled to past service credit for time employed by the Company for the purpose of determining eligibility and vesting for

Employees under the Bank’s Employee Benefit Plans. Except to the extent Buyer assumes liabilities for accrued vacation as described above, the Company shall retain all obligations and liabilities arising on or prior to the Closing in respect of its current and former employees under the Employee Plans and applicable Laws. Prior to the Closing, Buyer shall notify the Company of those employees of the Company to whom Buyer expects to make an offer of employment. Buyer will at the Closing assume the vacation liability with respect to such employees, but Buyer shall not assume or otherwise be responsible for any other obligation or liability whatsoever arising under the Employee Plans, or from employment with or termination of employment by the Company at or prior to the Closing, or from the amendment or termination by the Company of any Employee Plan. The Purchase Price will be reduced to the extent any vacation liability is assumed pursuant to this Section 7(H), such adjustment to be based on a certificate (the “Vacation Certificate”) delivered by the Company at the Closing quantifying such liability in accordance with generally accepted accounting principles.

The Company shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of any of the Company and any other qualified beneficiary under the Company’s group health plan who as of the Closing is receiving or is eligible to receive such continuation coverage and (ii) any employee of any of the Company and any qualified beneficiary with respect to such employee.

(I) Environmental Audit. Prior to the Closing, the Buyer may, at its expense in a form satisfactory to Buyer, obtain a Phase I Environmental Audit, produced by a qualified engineer approved by Buyer, of the items described in Section 3(G) hereof (the “Phase I Report”). The Company and the Principals will allow Buyer and Buyer’s representatives reasonable access to the Real Property for the purpose of completing such audit. In the event the engineer, Buyer or any appropriate authority, governmental or otherwise, with legal jurisdiction over such matters, requires or recommends further investigation of such items described herein, the cost of such further investigation (the “Additional Study Costs”) will be borne by the Company and the Principals, subject to the limitations set forth below. Where such audit or investigation results in any type of recommendation, order or other requirement for the removal from the Real Property of any underground tanks or of any Hazardous Materials, or for the installation of any monitoring equipment, or for other environmental remediation, the cost of such removal, installation and remediation (the “Clean Up Costs”) will be borne by the Company and the Principals.

(J) Title insurance.

(i) Not less than ten days prior to the Closing, the Buyer may obtain a preliminary title report for an owner’s or lessee’s policy of title insurance for the Real Property, from a title insurance company selected by Buyer (the “Title Company”), along with copies of all documents and instruments reflecting items noted as exceptions to title (the “Preliminary Report”). The Preliminary Report will be in sufficient detail to provide the basis for the issuance of the Policy (as defined below).

(ii) Not less than ten days prior to the Closing, the Buyer may obtain an ALTA Survey of the Real Property in form sufficient to enable the Title Company to delete from the Policy (as defined below) the so-called standard exception for matters disclosed by an accurate survey (the “Survey”).

(iii) Within five days after Buyer receives the Preliminary Report and the Survey, Buyer will indicate which exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the Preliminary Report and the Survey (collectively “Defects”) may remain on the title (the “Permitted Exceptions”). The Company and the Principals will cure or remove or cause the Title Company to provide affirmative coverage, in form and substance acceptable to Buyer, with respect to all Defects that are not Permitted Exceptions.

(iv) Prior to the Closing, the Company and the Principals will either deliver to Buyer an ALTA Extended Owner’s Form B Policy of Title Insurance or its equivalent from the Title Company (the “Policy”) or a binding undertaking from the Title Company to issue such policy, insuring that fee simple (or leasehold, as appropriate) title to the Real Property is vested in Buyer (or its nominee) in the full amount of the Purchase Price allocated to the Real

Property. The Policy will contain no exceptions other than the Permitted Exceptions (including any so-called “standard exceptions”) and will insure fee simple title to the Real Property in Buyer (or its nominee) with such affirmative endorsements as may be requested by Buyer, including, but not limited to, zoning (Form 3.1), survey, access and contiguity. The cost of the premium charged by the Title Company will be at the cost to the Buyer.

(K) Transfer Taxes and Recordation Fees. Any transfer or sales Taxes or other similar state, federal or local Taxes attributable to the transfer of the Acquired Assets by the Company to Buyer, together with all recording fees related to such transfer, shall be borne and paid for by the Company.

(L) OSHA and ADA. In the event that the Company is not, in the reasonable judgment of Buyer, based on Buyer’s review of the Buyer’s standard form OSHA and ADA Questionnaire which will be completed by the Company and delivered to Buyer prior to the Closing, in compliance with OSHA and ADA, Buyer may, at the Company’s expense, bring the Company and its properties and facilities (including, without limitation, the Real Property) into compliance with such requirements (the “OSHA/ADA Compliance Costs”).

(M) Noncompetition Agreements. Prior to or as of the Closing, under separate agreement, the Company and the Principals will each grant to Buyer a covenant not to compete directly or indirectly with Buyer, in the form and substance attached as Schedule N hereto (the “Noncompetition Agreements”).

(N) Employment Agreement. Prior to or as of Closing, James O. DeWitt, John B. Peterson and Valentino Sheridan will enter into an employment agreement with Buyer, in the form and substance attached as Schedule O hereto (the “Employment Agreement”). While it is the intent of Buyer to retain most of the staff of the Company, the Buyer shall have no obligation to employ any person after Closing except for those employees receiving agreements described in Sections (M) and (N).

(O) Satisfaction of Conditions. The Company and the Principals shall use their best efforts to satisfy promptly all conditions precedent to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

8. SURVIVAL OF REPRESENTATIONS

Notwithstanding any investigations or inquiries made by Buyer or the waiver of any conditions by Buyer, the representations, warranties, covenants and agreements of the parties will survive the Closing and, notwithstanding the closing of the purchase and sale provided for in this Agreement, will continue in full force and effect.

9. COVENANTS OF THE BUYER

SNB Bancshares, Inc. agrees that its Board of Directors will nominate John W. Ramsey to be a director of SNB Bancshares, Inc. and will recommend to the shareholders that they vote for his election as a director of SNB.

10. INDEMNITY

(A) Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold the Company harmless from and against any and all Losses suffered or incurred by the Company resulting or arising from any breach of, or misrepresentation in, the representations, warranties and covenants of Buyer contained in this Agreement or in the documents delivered pursuant to this Agreement.

(B) Indemnification by the Company and the Principals. From and after the Closing, the Company and the Principals will jointly and severally indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Losses suffered or incurred by Buyer or any Affiliate of Buyer, directly or indirectly, caused by, resulting from or arising out of (i) the failure by the Company to comply with the provisions of the laws of any jurisdiction relating to the bulk sale or transfer of assets which may be applicable to the transfer of the Acquired Assets, or (ii) the failure of the Company or the Principals to perform any covenant, obligation or agreement of the Company or the Principals contained in this Agreement or in the documents delivered pursuant to the provisions of this Agreement, or (iii) any breach by the Company or the Principals of any representation or warranty of the Company or the Principals contained in this Agreement or in the documents delivered pursuant to the provisions of this Agreement, or (iv) the Retained Liabilities, or (v) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of the Company, whether made or filed as part of formal bankruptcy or reorganization proceedings or otherwise, which claim, demand, action, proceeding or lawsuit in any way challenges, seeks to set aside or deprive Buyer of the benefits of the transaction contemplated by this Agreement, or (vi) any and all liabilities arising under any Environmental Requirements and relating to conditions or circumstances existing, or acts, omissions, events or occurrences that occurred on or before the Closing. Obligation of John W. Ramsey under this Section 10 shall be limited to claims made or asserted against Buyers within one (1) year of the date of the Closing.

(C) Notice of Claim; Right to Participate and Defend Third Party Claim.

(i) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party will promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Section 10, except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

(ii) The indemnifying party will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party’s receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 10; provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (a) requires more than the payment of a liquidated sum or (b) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party’s expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

(iii) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (ii) of this Section 8, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party’s prior written consent, unless (a) the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim or (b) the indemnifying party will not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 8. The indemnifying party will be entitled (at the indemnifying party’s expense) to participate in the defense of any Third Party Claim with its own counsel.

(iv) Any indemnifiable claim hereunder that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it will have no further right to contest the validity of such claim.

11. CONDITIONS PRECEDENT TO CLOSING

(A) Conditions to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Buyer at its option:

(i) Buyer shall have obtained approval to proceed from its Board of Directors;

(ii) the representations and warranties of the Company and the Principals in this Agreement shall be true and correct in all material respects, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of a specified date, which as of the Closing shall remain true and correct in all material respects as of such specified date;

(iii) the Company and the Principals shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by them at or prior to the Closing, including, without limitation, those set forth in Section 6 hereof;

(iv) the Company and the Principals shall have delivered, or caused to be delivered, to Buyer each of the documents required by Section 12(A) hereof;

(v) between the date of this Agreement and the Closing, there shall have been no material adverse change in the Acquired Assets or the Leased Real Property or the prospects or results of the Business (the occurrence of such material adverse change to be determined by Buyer in its sole discretion);

(vi) no actions, suits, proceedings, assessments or judgments shall be pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any damages in connection therewith, or any material divestiture or to revoke or suspend any material Contract or Permit by reason of any or all of the transactions contemplated by this Agreement, nor shall there be any reasonable basis to conclude that the consummation of the transactions contemplated by this Agreement would constitute a violation of any Law;

(vii) all Required Consents shall have been made, given or obtained and shall be in full force and effect and all required regulatory approval from bank regulators shall have been received and any applicable waiting periods shall have expired;

(viii) Buyer shall be completely satisfied with the results of its business, legal, accounting and environmental due diligence review described in Sections 6(D) and 6(I) hereof;

(ix) Buyer’s accountants shall have received the books and records of Company within five (5) days of Closing and have determined there has been no material adverse change shown on the books and records of the Company in the financial condition of the Company since December 31, 1999.

(B) Conditions to the Company Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by the Company at its option:

(i) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of a specified date, which as of the Closing shall remain true and correct in all material respects as of such specified date;

(ii) Buyer shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

(iii) Buyer shall have delivered, or caused to be delivered, to the Company each of the documents required by Section 12(B).

(iv) Principals shall have acquired 100% ownership of the Company.

12. CLOSING DOCUMENTS

(A) Delivery of Closing Documents by the Company and the Principals. At the Closing, the Company and the Principals will deliver to Buyer the following documents in form and substance reasonably satisfactory to Buyer, duly executed as required:

(i) motor vehicle transfer/tax forms transferring the automobiles included in the Acquired Assets to Buyer, free and clear of all Liens (one for each automobile) and duly endorsed certificates of title for the automobiles evidencing that title to such vehicles are held in the Company and are free and clear of all Liens (one for each automobile);

(ii) a bill of sale conveying the Acquired Assets to Buyer;

(iii) an assignment to Buyer of the Assumed Contracts;

(iv) an assignment to Buyer of all bank account funds, trust accounts, trust funds and insurance policies related to the intangible assets of the Company.

(v) a certificate of the Company and the Principals to the effect that the conditions set forth in Sections 9(A)(ii), (iii), (v), (vi) and (vii) hereof have been satisfied as of the Closing Date;

(vi) a current good standing certificate of the Company issued by the Secretary of State of the State of Georgia;

(vii) a Certificate of the Company and the Principals to the effect that such entity or individual is not a foreign person within the meaning of Section 1445 of the Code;

(viii) a statutory declaration of the Company and the Principals that such entity or individual is domiciled or resides in the State of Georgia for the purposes of all applicable income tax legislation;

(ix) a General Warranty Deed conveying to Buyer title in fee simple to any Real Property subject only to the Permitted Exceptions and an assignment of all lease contracts on the Real Property;

(x) an opinion of the Company’s counsel, dated as of the Closing Date and addressed to Buyer, in the form of Schedule P to this Agreement;

(xi) the Noncompetition Agreements duly executed by the Company and the Principals;

(xii) the Employment Agreements duly executed by James O. DeWitt, John B. Peterson and Valentino Sheridan;

(xiii) the Vacation Certificate, duly executed by the Company and the Principals;

(xiv) all other bills of sale, deeds, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely assigning, transferring, conveying, assuring to and vesting in Buyer title to the Acquired Assets free and clear of all Liens.

(B) Delivery of Closing Documents by Buyer. At the Closing, Buyer will deliver to the Company the following:

(i) a certificate of Buyer, signed by an executive officer thereof, to the effect that the conditions set forth in Sections 9(B)(i) and (ii) hereof have been satisfied;

(ii) in the manner specified in Section 1 (C)(i) hereof, an amount and certificates for the Initial Payment, as adjusted pursuant to this Agreement.

13. CLOSING

As used in this Agreement, the “Closing” shall mean the time at which the Company and the Principals consummate the sale, assignment, transfer and delivery of the Acquired Assets to Buyer as provided for in, and in the manner contemplated by, this Agreement, against payment of the Closing Payment by Buyer to the Company in the manner set forth in Section 1(C)(i) hereof and the assumption by Buyer of the Assumed Liabilities in accordance with Section 1 (B)(i) hereof. The Closing shall take place at 9:00 a.m., at the offices of the Buyer, 2918 Riverside Drive, Macon, Georgia 31204 on September 1, 2000, or at such other time and date as will be agreed upon in writing between the parties or their respective attorneys (the “Closing Date”); provided, however, that Buyer may extend the Closing Date by not more than 30 days if Buyer reasonably determines that it requires such time to complete its due diligence reviews contemplated by this Agreement.

14. GENERAL

(A) Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

Buyer:

SNB Bancshares, Inc. and

Security Bank of Bibb County

Attention: H. Averett Walker

2918 Riverside Drive

P. O. Box 4748

Macon, Georgia 31208

With Copies To:

Edward J. Harrell, Esq.

Martin, Snow, Grant & Napier, LLP

240 Third Street

Macon, Georgia 31202-1606

Company And Principals:

Group Financial Southeast

Attention: John W. Ramsey

332 New Street

P. O. Box 4763

Macon, Georgia 31208

With Copies To:

G. Boone Smith, III, Esq.

Smith, Hawkins, Hollingsworth & Reeves, LLP

688 Walnut Street

P. O. Box 6495

Macon, Georgia 31208-6495

(B) Certain Defined Terms. As used in this Agreement, the terms listed below shall have the respective meanings indicated.

(i) “Affiliate” means, with respect to any Person, who at such time controls, is controlled by, or is under common control with, such Person.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(iii) “Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

(iv) “Employee Plans” means all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and all severance, bonus, retirement, pension, profit sharing, and deferred compensation plans and other similar material, fringe or employee benefit plans, programs or arrangements, and all material employment or compensation agreements, written or otherwise, for the benefit of or relating to any employee or former employee of the Company.

(v) “Environmental Damages” means any and all Losses which are incurred at any time as a result of the existence at or prior to Closing of Hazardous Materials upon, about or beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

(vi) “Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of human health or the environment, including: (x) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials; (y) all requirements pertaining to the protection of the health and safety of employees or the public; and (z) all other limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

(vii) “Governmental Authority” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

(viii) “Hazardous Materials” means any substances: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

(ix) “Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Authorities.

(x) “Liens” means any and all liens, mortgages, claims, charges, security interests, options, preemptive purchase rights, easements, restrictions or other encumbrances.

(xi) “Losses” means any and all actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, attorney’s fees, accounting fees and investigation costs).

(xii) “Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy) and other evidence of authority.

(xiii) “Person” means any individual, firm, corporation, partnership, trust, estate, association or other entity.

(xiv) “Tax” means any federal, state, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto.

(xv) “Tax Returns” means all returns, reports, declarations and information returns and statements relating to Taxes, including any amendments thereto.

(C) Arbitration. In the event of any dispute concerning this agreement, its effect, or the transaction contemplated by it, the same shall be settled by written opinion of a single private arbitrator selected by mutual agreement of the parties, pursuant to the provisions of the American Arbitration Association using the rules of procedure of the State of Georgia. Punitive or exemplary damages shall not be permitted under any circumstances. The results of the arbitration shall be final and binding upon the parties, with costs paid by the party who does not prevail in the arbitration.

(D) Applicable Law. This Agreement will be deemed to be a contract made under the laws of the State of Georgia and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Georgia, without regard to principles of conflict of laws.

(E) Counterparts. This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original and all of which will together constitute the one and the same agreement.

(F) Entire Agreement. The terms and provisions of this Agreement and its schedules constitute the entire agreement between the parties and there are no collateral agreements or representations or warranties other than as expressly set forth or referred to in this Agreement. This Agreement (including the Schedules) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party hereto or any of their respective Affiliates (or by any director, officer or representative hereof) relating to the matters contemplated hereby, including, without limitation, the Initial Agreement.

(G) Payments Received After Closing. After the Closing, Buyer or its designated employees shall receive all payments relating to the Business or Acquired Assets and credit such payments to the proper accounts.

(H) Inurement. This Agreement will inure to the benefit of and be binding upon the parties, their heirs, administrators, successors and assigns.

(I) Time of Essence. Time is of the essence of this Agreement.

(J) Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

(K) Severability. If a court of competent jurisdiction should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law. Any term or provision deemed by a court of competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(L) Legal Fees and Costs. In the event of any dispute or controversy arising from this Agreement or its interpretation, the party or parties prevailing in a Court of competent jurisdiction or an arbitration proceeding, or receiving a settlement payment, will be entitled to receive reasonable legal fees and related costs. Each party will have the right to choose its own counsel in connection with any such matter, with all reasonable attorneys’ fees to be reimbursed by the party that does not prevail in the dispute or controversy.

(M) Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

(N) Publicity. Except as may be required in connection with governmental filings and except as required by law or a U.S. or foreign stock exchange, no party to this Agreement may issue or cause publication of any press release or other public announcement, including announcements to employees, concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto.

(O) Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i) by mutual agreement in writing of Buyer and the Company and the Principals;

(ii) by Buyer on or after July 1, 2000, by written notice to the Company and the Principals if any of the conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, shall not have been waived in writing by Buyer on or prior to July 1, 2000.

(iii) by Company on or after July 1, 2000, by written notice to the Buyer if any of the conditions to the obligations of Company contained herein shall not have been satisfied or, if unsatisfied, shall not have been waived in writing by Buyer on or prior to July 1, 2000.

(iv) by the Company if the Buyer breaches any of its material obligations under this Agreement and such breach is not cured for fifteen (15) days after written notice by the Company to Buyer giving notice of such breach.

(v) In the event either party breaches this Agreement by failing to close the Purchase, the non-defaulting party shall be entitled to reimbursement for all out-of-pocket expenses incurred as a result of the breach of this Agreement by the defaulting party. The parties agree a determination of actual damages is difficult to ascertain in the event of breach of this Agreement and payment of expenses by the defaulting party is reasonable compensation and liquidated damages to the non-defaulting party. Receipt of liquidated damages shall be the exclusive remedy of a non-defaulting party at law or in equity for a breach of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BUYER:

SNB BANCSHARES, INC.

By:	/s/ H. Averett Walker
Its:	President & CEO

SECURITY BANK OF BIBB COUNTY

By:	/s/ H. Averett Walker
Its:	President & CEO

COMPANY:

GROUP FINANCIAL SOUTHEAST

By:	/s/ John W. Ramsey
Its:	General Manager

PRINCIPALS:

/s/ John W. Ramsey
JOHN W. RAMSEY

RAMS HEAD I, LLC

By:	/s/ John W. Ramsey
Its:	Manager

RAMS HEAD, LTD.

By:	/s/ John W. Ramsey
Its:	Chairman